Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160849
PROSPECTUS SUPPLEMENT NO. 11

American Defense Systems, Inc.
5,695,505 Shares
Common Stock

This prospectus supplement no. 11 supplements our prospectus dated August 10, 2009, as supplemented by prospectus supplement no. 1 dated August 14, 2009, prospectus supplement no. 2 dated August 27, 2009, prospectus supplement no. 3 dated September 22, 2009, prospectus supplement no. 4 dated October 27, 2009, prospectus supplement no. 5 dated November 2, 2009, prospectus supplement no. 6 dated April 22, 2010, prospectus supplement no. 7 dated April 22, 2010, prospectus supplement no. 8 dated April 30, 2010, prospectus supplement no. 9 dated May 17, 2010 and prospectus supplement no. 10 dated August 24, 2010, that relates to the offer and sale of 5,695,505 shares of common stock that may be sold from time to time by the selling stockholders identified in the prospectus. We will not receive any proceeds from the sale of common stock covered by the prospectus.

Our common stock is traded on the NYSE Amex under the symbol EAG. The closing sales price for our common stock on October 4, 2010 was $0.17 per share.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (or SEC) on September 28, 2010, which is attached below. This prospectus supplement should be read in conjunction with the prospectus, as supplemented by prospectus supplement nos. 1 through 10.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 2 of the prospectus and page 16 of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010 before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, prospectus supplement nos. 1 through 10 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 5, 2010.

TCO 358,641,492v1

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 28, 2010 (September 22, 2010)

American Defense Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33888	83-0357690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 DUFFY AVENUE
HICKSVILLE, NY  11801
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (516) 390-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective September 22, 2010, a holder (“Series A Holder”) of the Series A Convertible Preferred Stock (the “Series A Preferred”) of American Defense Systems, Inc. (the “Company”), which holds 93.5% of the Series A Preferred, by written consent, elected Adam Firestone as a member of the Board of Directors of the Company (the “Board”).  The Series A Holders have the right to elect two directors pursuant to the terms of the Company’s Third Amended and Restated Certificate of Incorporation, as amended.

Adam Firestone, 48, currently serves as Chief Executive Officer of Grundoon LLC, a company engaged in diverse industries including real estate, oil and beverages, for which he has served as Chief Executive Officer since 1994.  He is also a co-founder of Firestone Walker LLC, a beer manufacturer, and serves as the Chairman of the Board of Farm Credit West of Roseville, California, a Farm Credit association.  Mr. Firestone is a member of the California, District of Columbia and Hawaii bars and a member of the National Association of Corporate Directors.  Mr. Firestone received his B.A. from Middlebury College and J.D. from Pepperdine University.  He is a cabinet member of the Marine Corps Scholarship Foundation.

Mr. Firestone is not, as of the date hereof, a member of any committee of the Board and does not receive any compensation from the Company.  The Company does not have any transaction, since the beginning of 2008, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Firestone had or will have a direct or indirect material interest.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Reference is made to the disclosure set forth under Item 5.02 of this Current Report on Form 8-K with respect to the election of Mr. Firestone as a member of the Board, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit
Number	Description

99.1	Press Release by American Defense Systems, Inc., dated September 28, 2010*

_________________
*
This information is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2010

AMERICAN DEFENSE SYSTEMS, INC.

	By:	/s/ Gary Sidorsky
Gary Sidorsky, Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release by American Defense Systems, Inc., dated September 28, 2010*

_________________
*
This information is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements under the Securities Act of 1933, as amended.

American Defense Systems, Inc Announces Adam Firestone Has Joined Its Board of Directors.

HICKSVILLE, NY, September 28, 2010 — American Defense Systems, Inc., a provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, today announced that effective as of September 22, 2010, Adam Firestone has joined its board of directors.

Pursuant to the Company’s certificate of incorporation, the holders of the Company’s Series A Convertible Preferred Stockholders have the right to elect two directors, and Mr. Firestone was elected by the holders of such preferred stock as a member of its board of directors.

Adam Firestone, 48, currently serves as Chief Executive Officer of Grundoon LLC, a company engaged in diverse industries including real estate, oil and beverages, for which he has served as Chief Executive Officer since 1994.  He is a co-founder of Firestone Walker LLC, a beer manufacturer.  He also serves as Chairman of the Board of Farm Credit West, of Roseville, CA, the nation’s 4th largest Farm Credit association.  Mr. Firestone is a member of California, District of Columbia and Hawaii bars and a member of the National Association of Corporate Directors.  Mr. Firestone received his B.A. from Middlebury College and J.D. from Pepperdine University.  He is a cabinet member of the Marine Corps Scholarship Foundation.

“We believe Adam’s contributions will prove to be invaluable and we intend to support the company in an effort to improve cash flow and increase profitability for the benefit of all stakeholders,” stated Atticus Lowe, Chief Investment Officer of West Coast Asset Management Inc., Managing Member of West Coast Opportunity Fund, LLC which owns 94% of the Company’s Series A Convertible Preferred Stock.

About American Defense Systems American Defense Systems, Inc. (ADSI) offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for the mobile and fixed infrastructure physical security industry. For more information, visit the ADSI corporate Web site at www.adsiarmor.com.

Company Contacts:
Roger Ward
V.P. of Marketing & Investor Relations
American Defense Systems, Inc.
Tel 516-390-5300, x326
Email Contact

Investor Relations:
Ron Both
Senior Managing Director
Liolios Group, Inc.
Tel 949-574-3860
Email Contact